Exhibit 4.10

AMENDED AND RESTATED INVESTOR AGREEMENT

THIS AGREEMENT made as of the 10th day of July, 2018

AMONG:

CANADIAN ZINC CORPORATION, a corporation organized and existing under the laws of British Columbia

(hereinafter referred to as the “Company”)

AND:

RCF VI CAD LLC

(hereinafter referred to as the “Investor”)

AND:

RESOURCE CAPITAL FUND VI L.P.

(hereinafter referred to as “RCF”)

WHEREAS RCF, an Affiliate of the Investor, and the Company had previously entered into that certain Investor Agreement dated December 21, 2017 (the “Original Investor Agreement”);

AND WHEREAS the Investor and the Company have entered into a subscription agreement with respect to a C$20 million placement of units of the Company to the Investor dated May 14, 2018 (the “Subscription Agreement”);

AND WHEREAS a condition to the Investor’s obligations under the Subscription Agreement is that the Company and the Investor enter into this Agreement, which amends, restates, replaces and supercedes the Original Investor Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties agree as follows:

1.	Definitions and Interpretation

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” has the meaning given thereto in the Securities Act;

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

“Board” means the board of directors of the Company, as duly appointed from time to time;

“Budget” means the annual cost budget detailing the hard and soft costs associated with the development and construction of the Project (as applicable) and all related improvements;

“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in Denver, Colorado or Vancouver, British Columbia;

“Credit Agreement” means the credit agreement dated December 21, 2017 between the Investor, as lender, and the Company, as borrower, in respect of a U.S. $10,000,000 senior secured bridge facility;

“Director” means a director of the Company for the time being and reference to action by the Directors means action by the directors as a board or action by a committee of the Board as a committee;

“Equity Financing” means any proposed issuance of Equity Securities, directly or indirectly, for cash or cash equivalents, by the Company after the date of this Agreement;

“Equity Securities” means, with respect to the Company, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non- voting) of, the Company’s capital, whether outstanding on the date hereof or issued after the date hereof, including any rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing;

“Exchange” means the Toronto Stock Exchange and each successor thereto;

“Governmental Authority” means each national, state, provincial, county, municipal or other such governmental or public authority, including their authorized administrative bodies, courts, tribunals, commissions and agents, which have legal jurisdiction over a Person or a matter relevant to this Agreement;

“Investor’s Percentage” means the percentage calculated by multiplying 100 by a fraction, the numerator of which is the total amount of the outstanding common shares of the Company held by the Investor, its Affiliates and its Related Parties, and the denominator of which is the total outstanding common shares of the Company;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, or corporation with or without share capital, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or Governmental Authority or entity, however designated or constituted;

“Project” means the Prairie Creek advanced-staged zinc-lead-silver mine of the Company located in the Northwest Territories of Canada;

“Project Financing” means indebtedness or other financing in respect of the construction, development or improvement of the Project;

“Related Party” means, with respect to the Investor, any fund or Person that is a direct or indirect investor in the Investor or its Affiliates, any Person that is managed by the same investment advisor(s) as the Investor or its Affiliates, any trust of which the Investor or any of its Affiliates is a trustee, any partnership of which the Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Investor or any of its Affiliates;

“Securities Act” means the Securities Act (British Columbia); and

“Subsidiary” has the meaning attributed to such term in the Business Corporations Act (British Columbia).

2.	Headings

The division of this Agreement into articles, sections, subsections and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

3.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor as of the date hereof that:

(a)	Power and Capacity: it has full power and capacity to enter into this Agreement and to do all acts and things and execute and deliver all documents as are required hereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof, and it has taken all necessary corporate action to duly authorize the creation, execution, delivery and performance of this Agreement and to observe and perform the provisions of this Agreement in accordance with the provisions hereof;

(b)	Enforceability: this Agreement will create valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms;

(c)	Due Performance: the entry into and the performance of its obligations under this Agreement is in its best interests and for a proper purpose; and

(d)	Non-Conflict: other than approval of the Exchange and, if required by the Exchange, shareholder approval for the placement contemplated by the Subscription Agreement, none of the execution and delivery of this Agreement, the compliance by the Company with the provisions of this Agreement or the consummation of the transactions contemplated herein, does or will:

(i)	require the consent, approval, authorization, order or agreement of, or registration or qualification with, any Governmental Authority, court, stock exchange, securities regulatory authority or other Person;

(ii)	conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party or by which it or any of the properties or assets thereof is bound; or

(iii)	conflict with or result in any breach or violation of any provisions of, or constitute a default under the articles or by-laws of the Company or any resolution passed by the directors (or any committee thereof) or shareholders of the Company, or any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Authority, any arbitrator, stock exchange or securities regulatory authority applicable to the Company or any of the properties or assets thereof.

4.	Participation by the Investor in Equity Financing

Subject to compliance with Applicable Law, including, if required, the approval of the Exchange, from and after the date of this Agreement and for so long as the Investor’s Percentage is at least 10%, the Investor shall have the following rights in respect of any Equity Financing:

(a)	the right, but not the obligation, to participate, in such Equity Financing up to the extent required to allow the Investor to maintain the same Investor’s Percentage that it possessed immediately prior to the announcement of such Equity Financing such that, if fully exercised, the Investor does not suffer any equity dilution (the “Participation Right”); and

(b)	the right, but not the obligation, to subscribe for any Equity Securities issued in connection with such Equity Financing not taken up by other investors or subscribers to enable the Investor to increase its equity ownership percentage in the Company (the “Top-up Right”).

If the Company intends or proposes to, or enters into documentation purporting to issue or authorize an Equity Financing, then in each case:

(i)	Notice of Financing: the Company shall first provide written notice of such Equity Financing to the Investor, as soon as possible, but in any event on or prior to the earlier of 10 Business Days prior to the expected completion date of such Equity Financing, and the date on which the Company files a preliminary prospectus or other offering document in connection with such Equity Financing, including a detailed summary of the material terms and conditions of such Equity Financing, together with any other information that the Investor may thereafter reasonably request in respect of the same;

(ii)	Election Right of Investor: if the Investor wishes to exercise its Participation Right or Top-up Right, as the case may be, the Investor must provide the Company with written notice that it is exercising its Participation Right or its Top-up Right, as the case may be, before the earlier of (A) five (5) Business Days after the date of receipt by the Investor of notice of such Equity Financing from the Company pursuant to paragraph (i) above, and (B) 48 hours after public announcement of such Equity Financing if such Equity Financing is a “bought deal” public offering (or 24 hours in the event that the Investor elects to exercise its Top-up Right and such exercise would require shareholder approval under Applicable Law); failing which, the Investor shall be deemed to have elected not to exercise its rights under this paragraph 4;

(iii)	Flow-Through Shares: to the extent that such Equity Financing involves the issuance of common shares in the Company that will be issued as “flow-through shares” (as defined in subsection 66(15) of the Income Tax Act (Canada)), at a price per share that reflects a premium associated with a flow-through designation, and the Investor elects to participate in such offering, the Company agrees to negotiate in good faith the price at which such flow-through shares will be issued to the Investor, taking into consideration that any benefits received by a purchaser of flow-through shares will not be received by the Investor;

(iv)	Completion of Equity Financing: if the Investor notifies the Company of its election to exercise its Participation Right or Top-up Right pursuant to paragraph (ii) above, the Company shall use all commercially reasonable efforts, including, but not limited to, promptly making all required filings with the Exchange or any other applicable securities regulator, commission or authority and paying all fees in connection therewith, to obtain any Exchange or regulatory approvals required in respect of the issuance of Equity Securities to the Investor in respect of such Equity Financing and, subject to Applicable Law, the Company and the Investor shall proceed to complete the purchase and sale of the Equity Securities that are the subject of such Equity Financing, which completion may take place concurrently with and subject to the closing of the issuance of other Equity Securities forming part of the same Equity Financing, provided that the issue price offered to the Investor shall, subject to Applicable Law, be equivalent to the issue price under the Equity Financing. In the case of an Equity Financing that is a “bought deal” public offering, the Equity Securities that the Investor elects to purchase shall be issued to the Investor by the Company in a concurrent private placement with the Investor on the same terms as such wider Equity Financing, subject to Applicable Law;

(v)	Prospectus Offering: without limitation to any of the rights of the Investors under paragraphs (i) to (iv) above, the Company shall use commercially reasonable efforts to include the Investor’s pro rata entitlement in any such Equity Financing that is a prospectus offering, provided that if the Investor’s pro rata share is not included in such prospectus offering, the Company shall ensure that the Investor is provided with the opportunity to subscribe for such Equity Securities on a private placement basis as soon as reasonably possible thereafter, and in no case later than fifteen (15) Business Days after the closing of the prospectus offering on terms no less favourable as those provided to investors under such Equity Financing. Notwithstanding the foregoing, any Equity Securities subscribed for by the Investor in the case of a public offering that is a “bought deal” shall be issued on a private placement basis on terms no less favourable as those provided to investors under such Equity Financing;

(vi)	Shareholder Approval: if the Company is required by the Exchange or otherwise to seek shareholder approval for the issuance of Equity Securities to the Investor under such Equity Financing, then the Company may complete that portion of such Equity Financing that the Exchange will then permit without shareholder approval, provided that the Investor subscribes for and is issued at that time the lesser of:

(A)	a pro rata portion of the maximum number of Equity Securities that the Investor wishes to purchase as part of such Equity Financing based on the size of the issuance that the Company is entitled to complete without obtaining shareholder approval; and

(B)	the maximum number of Equity Securities that the Exchange will permit the Company to issue to the Investor as part of such Equity Financing without obtaining shareholder approval,

and the Company shall call and hold a meeting of its shareholders to consider the subscription and issuance of the balance of the Equity Securities in such Equity Financing as soon as reasonably practicable and in any event within sixty (60) days after the date that the Company is advised that it will require shareholder approval. In connection with such meeting of shareholders (or any adjournment or postponement thereof), unless inconsistent with the fiduciary duties of the Board, management of the Company shall recommend in writing that shareholders vote in favour of such equity issuance to the Investor and shall vote their common shares in the Company in respect of which management is granted a discretionary proxy in favour of such equity issuance to the Investor. If shareholder approval for such issuance is obtained, the Company will issue to the Investor the remaining Equity Securities in such Equity Financing on the Business Day following receipt of such shareholder approval. If, however, shareholder approval for the issuance of Equity Securities in such Equity Financing is not obtained at such meeting, the Company shall not issue any such Equity Securities to the Investor; and

(vii)	Continuing Right of the Company: if the Investor elects or is deemed to have elected not to exercise its Participation Right or Top-up Right in respect of such Equity Financing then the Company may, at any time within forty-five (45) days of such election (or deemed election), complete such Equity Financing on substantially the same terms and conditions as initially indicated to the Investor by the Company.

For greater certainty and notwithstanding anything to the contrary contained in this Agreement, the participation rights of the Investor under this paragraph 4 or otherwise will not apply to the issuance by the Company of Equity Securities (A) pursuant to the Company’s stock option plan or other compensation plans for employees, consultants, officers or directors of the Company and its Affiliates (including the issuance of options, restricted stock, restricted share units, restricted stock units, performance share units, deferred share units and any securities issued on exercise, vesting or settlement thereof), (B) in respect of securities issued or made issuable in connection with bona fide acquisitions by the Company, (C) the conversion or exchange of any Equity Securities of the Company into common shares of the Company, or the exercise of any warrants or other rights to acquire common shares of the Company, or (D) in respect of securities issued or made issuable pursuant to or in connection with a rights offering or similar transaction.

5.	Participation by the Investor in Debt or Royalty Financing

If, at any time while the Investor’s Percentage is at least 10%, the Company intends or proposes to issue any convertible debt securities, or enters into documentation purporting to create, incur or assume any Indebtedness (as defined in the Credit Agreement or, if the Credit Agreement is of no force and effect, as imported into this Agreement from the Credit Agreement with the same meaning as set out in the Credit Agreement immediately prior to its termination), including in respect of any Project Financing, or establish, sell, or create any royalty, metal stream or similar arrangement (in each case, other than Permitted Indebtedness (as defined in the Credit Agreement or, if the Credit Agreement is of no force and effect, as imported into this Agreement from the Credit Agreement with the same meaning as set out in the Credit Agreement immediately prior to its termination)) to any Person other than the Investor (any such transaction, a “Debt or Royalty Financing”), then in each case:

(a)	Notice of Financing: the Company shall promptly provide written notice of such Debt or Royalty Financing, as the case may be, to the Investor, including a detailed summary of the material terms and conditions of such Debt or Royalty Financing, together with any other information that the Investor may thereafter reasonably request in respect of the same;

(b)	Election Right of Investor: within twenty (20) Business Days of receipt of the notice of the Company contemplated in paragraph (a) above, the Investor may notify the Company that it has elected to participate in such Debt or Royalty Financing, up to an amount equal to the Investor’s Percentage in respect of such Debt or Royalty Financing on a pro rata basis, at its sole discretion, and thereafter the Company and the Investor will (and, if applicable, the Company will cause any other applicable Persons to) take steps to promptly complete such Debt or Royalty Financing on terms and conditions acceptable to the Investor but which substantially match the terms of the Debt or Royalty Financing proposed to be entered into by the Company with the other Person, if applicable; failing which, the Investor shall be deemed to have elected not to exercise its rights under this paragraph 5; and

(c)	Continuing Right of the Company: if the Investor does not elect (or is deemed to have not elected) to exercise its right of participation pursuant to paragraph (b) above then the Company may, at any time within sixty (60) days of such election (or such deemed election at the end of the above twenty (20) Business Day period), take steps to complete such Debt or Royalty Financing on substantially the same terms and conditions as initially indicated to the Investor.

6.	Corporate Oversight by the Investor

The Company covenants with the Investor as follows:

(a)	Board Nomination:

(i)	the Company agrees that:

A.	for so long as the Investor’s Percentage is at least 10%, the Investor may, at any time and from time to time, at its sole discretion, nominate one (1) Director to the Board;

B.	at any time that the Investor’s Percentage is at least 20%, the Investor may, at any time and from time to time, at its sole discretion, nominate up to two (2) Directors to the Board; and

C.	from time to time, the Investor shall have the right to appoint additional Directors in proportion to the Investor’s Percentage in the Company, and by way of example and for greater certainty, for so long as the Board is comprised of seven members, at any time that the Investor’s Percentage is at least 43%, the Investor may, at any time and from time to time, at its sole discretion, nominate up to three (3) Directors to the Board;

and each Director nominated by the Investor pursuant to this section 6(a) shall be an “Investor Nominee”;

(ii)	the Company further agrees that, upon the Investor exercising its nomination rights under section 6(a)(i) by way of written notice to the Company, provided that such Investor Nominee(s) are eligible under Applicable Law to serve as a Director and consent in writing to serve as a Director, the Company (including its then-current Directors and officers) shall take all such actions and steps to promptly appoint the Investor Nominee(s) to the Board, including convening a meeting of the shareholders or directors of the Company, as the case may be, in order to so effect such nomination and appointment. The parties acknowledge that appointees to the Company’s Board (including the Investor Nominee(s)) must be ratified annually by a shareholder vote at the Company’s annual general meeting of shareholders, and the Company agrees that its management shall recommend in writing that shareholders vote in favour of the Investor Nominee(s) and that its management shall vote their common shares in the Company (and their common shares in the Company in respect of which they are granted a discretionary proxy) in favour of the Investor Nominee(s) in each annual general meeting or special meeting at which directors are proposed to be elected.

(b)	Board Size: for so long as the Investor’s Percentage is at least 10%, the Company shall maintain the size of the Board at seven (7) directors, unless otherwise consented to in writing by the Investor;

(c)	Monthly Reporting, Site Visits, Budgets: for so long as the Investor’s Percentage is at least 10%,

(i)	the Company will deliver to the Investor in each calendar month a written report, in form and content satisfactory to the Investor, regarding (A) the permitting, construction and operation of the Project, (B) a summary description of actions taken and expenditures made with respect to the Project during the prior month, and (C) material corporate developments;

(ii)	the Company will, in addition to any separate rights of the Investor, permit any representatives designated by the Investor, upon reasonable prior notice and at a reasonable time, once per calendar quarter, to visit and inspect the Project, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its directors, officers, management, advisors and consultants, and one such visit during a calendar year shall be at the cost and expense of the Company with any additional visits being at the cost and expense of the Investor; and

(iii)	the Company will promptly provide to the Investor a draft copy of the Budget, and any updates or revisions thereto, and consult with the Investor on the Budget (or any updates or revisions thereto) prior to approval of the Budget (or any updates or revisions thereto) by the board of directors of the Company.

(d)	Project Technical Committee (“PTC”): the Company shall maintain a PTC consisting of up to five (5) members, comprising Directors and other individuals and including at least one appointee of the Investor, subject to a committee charter that is acceptable to the Company and the Investor, whose role will be to monitor and review, at the cost and expense of the Company, the technical and operational development of the Project and its construction (including pursuant to site visits to the Project from time to time and upon appropriate access to management and management information of the Company, as required), which committee will report to the Board and will provide updated, written reports to the Board in respect of the technical and operational development of the Project and its construction, which reports shall be delivered by such PTC to the Board no less than once per month, unless otherwise agreed by the Company and the Investor;

(e)	Environmental and Social Committee (“ESC”): the Company shall maintain an ESC consisting of up to five (5) members, comprising Directors and other individuals and including at least one appointee of the Investor, subject to a committee charter that is acceptable to the Company and the Investor, whose role will be to monitor, at the cost and expense of the Company, permitting, environmental and social matters in respect of the Project (including pursuant to site visits to the Project from time to time and upon appropriate access to management and management information of the Company, as required), which committee will report to the Board and will provide updated, written reports to the Board in respect of the permitting, environmental and social matters relating to the Project, which reports shall be delivered by such ESC to the Board no less than once per month, unless otherwise agreed by the Company and the Investor;

(f)	Other Committees: the Company shall maintain both a compensation committee and a nomination committee, each consisting of up to five (5) members, comprising Directors and, if requested by the Investor, at least one of the Investor Nominees and each subject to a committee charter that is acceptable to the Company and the Investor;

(g)	Observer Rights: in addition to the Director nomination rights of the Investor set out in paragraph (a) above, the Company agrees that, for so long as the Investor’s Percentage is at least 10%, the Investor may, from time to time, at its sole discretion, nominate one or more observers to sit in on the general Board meetings of the Company and on any meetings of any technical, social, financial and other committees established by the Board (including the PTC and ESC referenced above), and such observer(s) shall receive all information and committee documentation provided to the other members of each such committees, provided that if any such observation or disclosure of information or documentation creates a conflict of interest, in the reasonable opinion of the Company or the Investor, then such observer(s) may be excluded from any such meetings or such information or documentation may be withheld from such observer(s), as the case may be. To the extent reasonably considered necessary by the Company, any such observer(s) designated by the Investor shall enter into a confidentiality agreement (in form and substance acceptable to the Company and the Investor, each acting reasonably) and agree to be bound by the Company’s disclosure and insider trading policies;

(h)	Board Information: without limiting or impairing (and in addition to) any other rights of the Investor under this paragraph 6 generally, the Company shall ensure that all information, materials and documentation provided to the Board are concurrently provided to the Investor, provided that the Investor shall hold all such information, including, but not limited to, all of the Company’s technical data, work plans and programs, permitting, environmental and social information, and results of the Company’s operations, in the strictest confidence and shall protect and safeguard the confidential and proprietary nature thereof by exercising the same degree of care that the Investor exercises over its own confidential information; and

(i)	Fees and Expenses: the Company will pay for all of the Investor’s legal fees (on a solicitor and own client basis) and all other costs, charges and expenses of the Investor (including all due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement, the Subscription Agreement, and all amendments thereto, to complete or facilitate the transactions contemplated in the Subscription Agreement and this Agreement, including but not limited to technical consulting, executive search fees or recruitment costs incurred by the Investor, and other reasonable due diligence costs, all of which amounts payable by the Company as contemplated by the Subscription Agreement or otherwise upon demand.

7.	Further Assurances

The Company shall (and shall ensure that its Subsidiaries shall) from time to time, as may be reasonably required by the Investor, execute and deliver such further and other documents and do all matters and things which are necessary to carry out the intention and provisions of this Agreement.

8.	Breach

Upon any breach by the Company of any of its obligations under this Agreement, the Investor may enforce all rights and remedies then available to it under Applicable Law.

9.	Notice to the Company

Any notice to the Company under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by email to or, if given by registered mail, postage prepaid, addressed to, the Company at:

Suite 1710, 650 West Georgia Street

PO Box 11644

Vancouver, British Columbia

Canada V6B 4N9

Fax: 604 688 2043

and shall be deemed to have been given on the date of personal delivery, when sent by email or when sent by facsimile transmission if so delivered or sent prior to 5:00 pm (Vancouver time) on a Business Day and otherwise on the next Business Day, or on the fifth (5th) Business Day after such letter has been mailed, as the case may be. The Company may from time to time notify the Investor of a change in address which thereafter, until changed by further notice, shall be the address of the Company for all purposes of this Agreement.

10.	Notice to the Investor

Any notice to the Investor under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by facsimile transmission to or, if given by registered mail, postage prepaid, addressed to the Investor at its principal office at:

1400 Sixteenth Street, Suite 200

Denver, Colorado

80202 United States of America

Fax: 720 946 1450

and shall be deemed to have been given on the date of delivery personally or by facsimile transmission if so delivered prior to 5:00 p.m. (Denver time) on a Business Day and otherwise on the next Business Day or on the fifth (5th) Business Day after such letter has been mailed, as the case may be. The Investor may from time to time notify the Company of a change in address which thereafter, until changed by further notice, shall be the address of the Investor for all purposes of this Agreement.

11.	Waiver of Right to Counsel

Each of the parties hereto acknowledges, agrees and declares that it:

(a)	has had the assistance of legal counsel in preparing, negotiating and entering into this

Agreement;

(b)	has made its own, separate and independent decisions as to how and when to avail itself of such legal assistance; and

(c)	understands the nature and effect of this Agreement and that it has no obligation to execute this Agreement and hereby acknowledges and declares that it does so freely and voluntarily,

and hereby waives all claims, demands, losses, actions, causes of action, costs, charges, expenses, damages and liabilities whatsoever arising in connection with such party’s decision to engage or not to engage the assistance of its legal counsel at any time in preparing, negotiating or entering into this Agreement.

12.	Amendments and Waivers

No amendment to any provision of this Agreement shall be effective unless it is in writing and has been signed by the Investor and the Company, and no waiver of any provision of this Agreement, or consent to any departure by the Company therefrom, shall be effective unless it is in writing and has been signed by the Investor. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.	No Waiver; Remedies Cumulative

No failure on the part of the Investor to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.	Termination

This Agreement shall continue in full force and effect until the first date on which the Investor’s

Percentage is less than 10%.

15.	Binding Effect; Assignment; Syndication

This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The Company shall not have the right to assign its rights and obligations hereunder or any interest herein without the prior written consent of the Investor, which may be withheld in the Investor’s sole discretion. The Investor shall not have the right to sell, assign or transfer all or any portion of the Investor’s interests, rights and obligations hereunder or any interest herein without the prior written consent of the Company, save that the Investor may sell, assign or transfer all or any portion of its interests, rights and obligations hereunder at any time to any Affiliate or Related Party of the Investor, upon notice to, but without the consent of, the Company; the Company shall, from time to time upon request of the Investor, enter into such amendments to this Agreement and execute and deliver such other documents as shall be necessary to effect any such assignment and the Company acknowledges and agrees that the Investor is authorized to disclose to any permitted assignee or prospective permitted assignee hereunder any and all financial and other information concerning the Company and its assets and any other transactions contemplated herein, whether received by the Investor or derivative thereof, in connection with this Agreement, so long as the recipient thereof agrees not to disclose any confidential, non-public information to any person other than its employees, accountants, legal counsel or other representatives, unless required by Applicable Law.

16.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. The Company hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in the City of Vancouver and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Court of the Province of British Columbia.

17.	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Company and the Investor and their respective permitted successors and assigns.

18.	Entire Agreement

This Agreement reflect the entire agreement between the parties hereto with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto, including but not limited to any term sheet entered into between any of the parties thereto.

19.	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all Applicable Laws. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

20.	Counterparts and facsimile

This Agreement may be executed in counterparts and by electronic transmission of an authorized signature and each such counterpart shall be deemed to form part of one and the same document.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.

RCF VI CAD LLC

By:	“SIGNED”
Authorized Signatory

CANADIAN ZINC CORPORATION

Per:	“SIGNED”
Authorized Signatory

RESOURCE CAPITAL FUND VI L.P.
By RESOURCE CAPITAL ASSOCIATES VI L.P.,
General Partner,
By RCA VI GP Ltd., General Partner

By:	“SIGNED”
Authorized Signatory